CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Oppenheimer Emerging Markets Revenue ETF, Oppenheimer Global Revenue ETF, and Oppenheimer International Revenue ETF, each a series of Oppenheimer Revenue Weighted ETF Trust, under the headings “Counsel and Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

April 4, 2017